EXHIBIT 1.5(c)
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                    LIBERTY LIFE ASSURANCE COMPANY OF BOSTON
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EXTENDED                EXTENDED MATURITY OPTION
MATURITY                You may continue Your contract after the Maturity
AGREEMENT               Date if the Insured is living on that date and before
                        the Maturity Date You elect by Written Request to extend the maturity option.

                        On the contract's Maturity Date, this Agreement will modify the contract in the following manner:

                        The Initial Death Benefit will be reduced to zero;
                        The Guaranteed Death Benefit Provision will terminate; You will pay no further cost of insurance charges; and At the Insured's death, the Death Benefit Proceeds will equal the Surrender Value.

                        Your decision whether or not to exercise this option will have tax consequences. Accordingly, before making this decision You should consult Your tax advisor.

                        TERMINATION
                        This Agreement will terminate on the earliest of:
                        (1) the date of death of the surviving Insured;
                        (2) the date any Monthly Deduction, Cost of Insurance
                            Charge or premium due for the contract remains unpaid at the end of its Grace Period; or
                        (3) the date the contract matures; is surrendered;
                            or terminates for any reason.

                        THIS AGREEMENT AND THE CONTRACT
                        This Agreement is made a part of Your contract if We have listed it on the Contract Information page.

                        EFFECTIVE DATE
                        This Agreement takes effect on the later of:

                        The Contract Date shown on the Contract Information page of this contract; or The date, if any, shown here.